UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): August 1, 2011

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 1, 2011, the Massachusetts Department of Public Utilities (“MDPU”) issued an Order (the “Order”) approving increases of $3.3 million and $3.7 million in annual distribution revenues for the electric and gas divisions, respectively, of Fitchburg Gas and Electric Light Company (“Fitchburg” or the “Company”), Unitil Corporation’s Massachusetts electric and natural gas utility subsidiary. The MDPU also approved revenue decoupling mechanisms and a return on equity of 9.2% for both the electric and gas divisions of the Company. The rate increase for Fitchburg’s electric division included the recovery of $11.4 million of previously deferred emergency storm restoration costs associated with the December 2008 ice storm, which costs are to be amortized and recovered over seven (7) years without carrying costs.

Based on the MDPU Order, the Company expects to recognize a non-recurring pre-tax charge of $2.0 million in the third quarter of 2011, related to the December 2008 Ice Storm. The impact on 2011 earnings of this one time charge is $0.11 per share. The Order provides resolution to the open regulatory matters concerning the ratemaking treatment and cost recovery related to the December 2008 Ice Storm event.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

99.1	MDPU Order dated August 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date: August 5, 2011

EXHIBIT INDEX

Number	Exhibit

99.1	MDPU Order dated August 1, 2011